As filed with the Securities and Exchange Commission on May 31, 2024.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Hovnanian Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-1851059 (I.R.S. Employer Identification Number)

90 Matawan Road, Fifth Floor

Matawan, NJ 07747
(732) 747-7800

(Address of principal executive offices, including zip code and telephone number)

Third Amended and Restated 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan

(Full title of the plan)

Brad G. O’Connor

Hovnanian Enterprises, Inc.

90 Matawan Road, Fifth Floor

Matawan, NJ 07747

(732) 747-7800

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marisa D. Stavenas, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On March 21, 2024, at the annual meeting of stockholders of Hovnanian Enterprises, Inc. (the “Company”), the Company’s stockholders approved the Third Amended and Restated 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan (the “Amended Plan”) which amended and restated the Second Amended and Restated 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan (the “Existing Plan”) to increase the number of shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and Class B common stock, par value $0.01 per share (“Class B Common Stock” and together with Class A Common Stock, the “Common Stock”), that may be issued under the Existing Plan by 300,000 Shares from the 1,415,000 Shares which were previously authorized for issuance. As a result, the total number of Shares authorized for issuance under the Amended Plan is 1,715,000. This Registration Statement on Form S-8 (the “Registration Statement”) relates to the additional 300,000 Shares authorized for issuance under the Amended Plan.

Pursuant to General Instruction E to Form S-8, the contents of the effective registration statements of the Company on Form S-8 (File Nos. 333-239045, 333-254853 and 333-265462) filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 9, 2020, March 30, 2021 and June 7, 2022, respectively, (the “Earlier Registration Statements”), including the information contained therein, are hereby incorporated by reference into this Registration Statement, except that the provisions contained in Part II of the Earlier Registration Statements are modified as set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Amended Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company are hereby incorporated by reference in this Registration Statement:

a)	the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2023 filed on December 18, 2023;

b)	the Company’s Quarterly Reports on Form 10-Q for the quarterly period ended January 31, 2024, filed on March 1, 2024, and for the quarterly period ended April 30, 2024, filed on May 31, 2024;

c)	the Company’s Current Reports on Form 8-K filed on January 11, 2024, March 22, 2024 and May 22, 2024 (first filed report)

d)

the description of the Company’s Class A Common Stock contained in the Company’s description of securities, filed with the Commission as Exhibit 4(m) to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2023, filed with the Commission on December 18, 2023, including any amendment or reports filed for the purpose of updating such descriptions; and

e)

The descriptions of the Company’s Preferred Stock Purchase Rights contained in the Company’s Registration Statements on Form 8-A, filed on August 14, 2008, January 11, 2018, January 19, 2021 (first filing available here) and January 11, 2024, and any amendment or report filed for the purpose of updating such descriptions.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (as amended) (the “Exchange Act”) (other than information and related exhibits furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 102(b)(7) of the General Corporation Law of the State of Delaware enables a corporation in its certificate of incorporation or an amendment thereto validly approved by stockholders to limit or eliminate the personal liability of the members of its board of directors for violations of the directors’ fiduciary duty of care.

Article FOURTH of the Company’s Second Amended and Restated By-Laws contains the following provisions with respect to indemnification:

The Corporation shall indemnify any current or former director or officer of the Corporation and his or her heirs, executors and administrators, and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation and his or her heirs, executors and administers, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or by his or her heirs, executors and administrators in connection with any threatened, pending or completed action, suit or proceeding (brought by or in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, to which he was or is a party or is threatened to be made a party by reason of his or her current or former position with the Corporation or by reason of the fact that he is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Notwithstanding the preceding sentence, except as otherwise provided in this Article IV, the Corporation shall be required to indemnify a director or officer of the Corporation and his or her heirs, executors and administrators in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by such person was authorized in the specific case by the Board of Directors of the Corporation.

Any indemnification pursuant to the provisions above shall be made by the Company unless a determination (as provided for in the Company’s Second Amended and Restated By-Laws) is made that indemnification is not proper because the person has not met the applicable standards of conduct as set forth therein.

The Company generally maintains a liability insurance policy providing coverage for its directors and officers in an amount up to $85,000,000.

Item 8. Exhibits.

Exhibit Number	Description of Document
4.1	Restated Certificate of Incorporation of Hovnanian Enterprises, Inc. (Incorporated by reference to Exhibits to Current Report on Form 8-K of Hovnanian Enterprises, Inc. filed on March 29, 2019).
4.2	Second Amended and Restated Bylaws of Hovnanian Enterprises, Inc. (Incorporated by reference to Exhibits to Current Report on Form 8-K of Hovnanian Enterprises, Inc. filed on March 28, 2023).
4.3	Specimen Class A Common Stock Certificate (Incorporated by reference to Exhibits to Current Report on Form 8-K of Hovnanian Enterprises, Inc. filed on March 29, 2019).
4.4	Specimen Class B Common Stock Certificate (Incorporated by reference to Exhibits to Current Report on Form 8-K of Hovnanian Enterprises, Inc. filed on March 29, 2019).
4.5

Certificate of Designations of the Series B Junior Preferred Stock of Hovnanian Enterprises, Inc., dated August 14, 2008 (Incorporated by reference to Exhibits to Quarterly Report on Form 10-Q of Hovnanian Enterprises, Inc. for the quarter ended July 31, 2008).

4.6

Rights Agreement, dated as of August 14, 2008, between Hovnanian Enterprises, Inc. and National City Bank, as Rights Agent, which includes the Form of Certificate of Designation as Exhibit A, Form of Right Certificate as Exhibit B and the Summary of Rights as Exhibit C (Incorporated by reference to Exhibits to the Registration Statement on Form 8-A of Hovnanian Enterprises, Inc. filed on August 14, 2008).

4.7

Amendment No. 1 to Rights Agreement, dated as of January 11, 2018, between Hovnanian Enterprises, Inc. and Computershare Trust Company, N.A. (as successor to National City Bank), as Rights Agent, which includes the amended and restated Form of Rights Certificate as Exhibit 1 and the amended and restated Summary of Rights as Exhibit 2 (Incorporated by reference to Exhibits to Current Report on Form 8-K of Hovnanian Enterprises, Inc. filed on January 11, 2018).

4.8

Amendment No. 2 to Rights Agreement, dated as of January 18, 2021, between Hovnanian Enterprises, Inc. and Computershare Trust Company, N.A. (as successor to National City Bank), as Rights Agent, which includes the amended and restated Form of Rights Certificate as Exhibit 1 and the amended and restated Summary of Rights as Exhibit 2 (Incorporated by reference to Exhibits to Current Report on Form 8-K of Hovnanian Enterprises, Inc. filed on January 19, 2021).

4.9

Amendment No. 3 to Rights Agreement, dated as of January 11, 2024, between the Company and Computershare Trust Company, N.A. (as successor to National City Bank), as Rights Agent, which includes the amended and restated Form of Rights Certificate as Exhibit 1 and the amended and restated Summary of Rights as Exhibit 2 (Incorporated by reference to Exhibits to Current Report on Form 8-K of the Registrant filed January 11, 2024).

5.1*	Opinion of Simpson Thacher & Bartlett LLP.
10.1

Third Amended and Restated 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K of Hovnanian Enterprises, Inc. filed on March 22, 2024).

23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).
24.1*	Powers of Attorney (included in the signature page to this Registration Statement).
107.1*	Filing Fees.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Matawan, New Jersey on May 31, 2024.

HOVNANIAN ENTERPRISES, INC.
By:	/s/ Brad G. O’Connor
Name: Brad G. O’Connor
Title: Chief Financial Officer and Treasurer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brad G. O’Connor, the individual’s true and lawful attorney-in-fact, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign on the individual’s behalf a Registration Statement on Form S-8 of the Company (the “Registration Statement”) relating to the registration of common stock of the Company pursuant to the Third Amended and Restated 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan and to make such changes in and additions and amendments to the Registration Statement (including post-effective amendments), including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 31, 2024.

Signature	Title

/s/ Ara K. Hovnanian	Chairman of the Board, Chief Executive Officer, President and Director
Ara K. Hovnanian	(Principal Executive Officer)

/s/ Brad G. O’Connor	Chief Financial Officer and Treasurer
Brad G. O’Connor	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robert B. Coutts	Director
Robert B. Coutts

/s/ Miriam Hernandez-Kakol	Director
Miriam Hernandez-Kakol

/s/ Edward A. Kangas	Director
Edward A. Kangas

/s/ Joseph A. Marengi	Director
Joseph A. Marengi

/s/ Vincent Pagano Jr.	Director
Vincent Pagano Jr.

/s/ Robin S. Sellers	Director
Robin S. Sellers

/s/ J. Larry Sorsby	Director
J. Larry Sorsby